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                                                                      EXHIBIT 99

NEWS RELEASE                                                     (WILLIAMS LOGO)


NYSE: WMB
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DATE:             July 16, 2003

 WILLIAMS DECLARES COMMON DIVIDEND; PROVIDES DETAILS FOR 2Q ANALYST PRESENTATION

                  TULSA, Okla. - Williams' (NYSE:WMB) board of directors today approved a regular dividend of 1 cent per share on the company's common stock, payable on Sept. 8 to holders of record at the close of business on Aug. 22. The company has paid a common stock dividend every quarter since 1974.

         The company has previously announced that it plans to report its second-quarter 2003 financial results before the market opens on Aug. 12. Williams' management will discuss the second-quarter and future guidance during an analyst presentation to be webcast live from 10 a.m. to 1 p.m. Eastern the same day.

         Participants are encouraged to access the presentation and corresponding slides via www.williams.com on Aug. 12. A limited number of phone lines also will be available at (800) 406-5356. International callers should dial (913) 981-5572. Callers should dial in at least 10 minutes prior to the start of the discussion.

         Audio replays of the presentation will be available at 5 p.m. Eastern Aug. 12 through midnight on Aug. 19. To access the replay, dial (888) 203-1112. International callers should dial (719) 457-0820. The replay confirmation code is 483678. The presentation slides also will be available for replay at www.williams.com.

ABOUT WILLIAMS (NYSE:WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams' gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. More information is available at www.williams.com.

CONTACT:            Kelly Swan
                    Williams (media relations)
                    (918) 573-6932

                    Richard George
                    Williams (investor relations)
                    (918) 573-3679

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.